
                                                                     EXHIBIT 2.1


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                         MERGER AND ISSUANCE AGREEMENT

                          DATED AS OF MARCH 24, 1997

                                BY AND BETWEEN

                       SECURITY CAPITAL INDUSTRIAL TRUST

                                      AND

                      SECURITY CAPITAL GROUP INCORPORATED


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

                               TABLE OF CONTENTS
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ARTICLE I  DEFINITIONS.........................................   1
     SECTION 1.1  DEFINITIONS..................................   1

ARTICLE II  THE MERGERS, WARRANT ISSUANCE AND RIGHTS OFFERING..   6
     SECTION 2.1  THE MERGERS..................................   6
     SECTION 2.2  WARRANT ISSUANCE.............................   7
     SECTION 2.3  THE RIGHTS OFFERING..........................   7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SCI.............   8
     SECTION 3.1  ORGANIZATION AND QUALIFICATION...............   8
     SECTION 3.2  CAPITALIZATION...............................   9
     SECTION 3.3  ISSUANCE OF SECURITIES.......................   9
     SECTION 3.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS......   9
     SECTION 3.5  REGISTRATION STATEMENTS AND PROXY
                    STATEMENT AND PROSPECTUS...................  11
     SECTION 3.6  DISCLOSURE,  FINANCIAL STATEMENTS AND
                    ABSENCE OF CERTAIN CHANGES.................  11
     SECTION 3.7  ABSENCE OF UNDISCLOSED LIABILITIES...........  11
     SECTION 3.8  BROKERS AND FINDERS..........................  11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SCG..............  12
     SECTION 4.1  ORGANIZATION AND QUALIFICATION...............  12
     SECTION 4.2  CAPITALIZATION...............................  12
     SECTION 4.3  ISSUANCE OF SECURITIES.......................  13
     SECTION 4.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS......  13
     SECTION 4.5  FINANCIAL STATEMENTS.........................  14
     SECTION 4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.........  15
     SECTION 4.7  REGISTRATION STATEMENTS AND PROXY
                    STATEMENT AND PROSPECTUSES.................  15
     SECTION 4.8  TAXES........................................  15
     SECTION 4.9  ABSENCE OF UNDISCLOSED LIABILITIES...........  17
     SECTION 4.10  LITIGATION..................................  17
     SECTION 4.11  NO VIOLATION OF LAW.........................  17
     SECTION 4.12  INSURANCE...................................  18
     SECTION 4.13  EMPLOYEE BENEFIT PLANS......................  18
     SECTION 4.14  INTELLECTUAL PROPERTY.......................  18
     SECTION 4.15  LABOR.......................................  19
     SECTION 4.16  BROKERS AND FINDERS.........................  19
     SECTION 4.17  INVESTMENT COMPANY ACT......................  19
     SECTION 4.18  ADEQUACY OF SCG CONSIDERATION...............  19

                                      -i-
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     SECTION 4.19  INVESTMENT IN SECURITIES....................  19
     SECTION 4.20  TITLE TO ASSETS; NO REAL PROPERTY...........  20
     SECTION 4.21  PROJECTIONS.................................  20

ARTICLE V  CONDUCT OF BUSINESSES PENDING THE MERGER CLOSING....  21
     SECTION 5.1  CONDUCT OF BUSINESSES........................  21
     SECTION 5.2  CONDUCT OF BUSINESS OF SCI...................  23

ARTICLE VI  ADDITIONAL AGREEMENTS..............................  23
     SECTION 6.1  ACCESS TO INFORMATION........................  23
     SECTION 6.2  PROXY STATEMENT AND REGISTRATION STATEMENT...  24
     SECTION 6.3  SHAREHOLDERS' APPROVAL.......................  24
     SECTION 6.4  AFFILIATE AGREEMENTS.........................  25
     SECTION 6.5  EXCHANGE.....................................  25
     SECTION 6.6  EXPENSES.....................................  25
     SECTION 6.7  AGREEMENT TO COOPERATE.......................  25
     SECTION 6.8  PUBLIC STATEMENTS............................  26
     SECTION 6.9  CORRECTIONS TO THE SCG WARRANT REGISTRATION
                    STATEMENT AND SCG WARRANT PROSPECTUS.......  26
     SECTION 6.10  VOTING OF SHARES............................  26
     SECTION 6.11  CONFIDENTIALITY.............................  26
     SECTION 6.12  PERSONNEL...................................  28
     SECTION 6.13  PRORATIONS..................................  28
     SECTION 6.14  TAX MATTERS.................................  29
     SECTION 6.15  STANDSTILL..................................  30

ARTICLE VII  CONDITIONS........................................  31
     SECTION 7.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS.......  31
     SECTION 7.2  CONDITIONS TO OBLIGATIONS OF SCI.............  32
     SECTION 7.3  CONDITIONS TO OBLIGATIONS OF SCG.............  33

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER................  34
     SECTION 8.1  TERMINATION..................................  34
     SECTION 8.2  EFFECT OF TERMINATION........................  35
     SECTION 8.3  AMENDMENT....................................  35
     SECTION 8.4  WAIVER.......................................  35

ARTICLE IX  SURVIVAL AND REMEDY; INDEMNIFICATION...............  35
     SECTION 9.1  INDEMNIFICATION..............................  35
     SECTION 9.2  LIMITATION OF INDEMNIFICATION................  36
     SECTION 9.3  NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE......  36
     SECTION 9.4  SETTLEMENT OR COMPROMISE.....................  37
     SECTION 9.5  FAILURE OF INDEMNIFYING PARTY TO ACT.........  37

                                      -ii-
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     SECTION 9.6  SURVIVAL.....................................  37
     SECTION 9.7  WAIVER OF COUNTERCLAIMS FOR
                    INDEMNIFICATION............................  37

ARTICLE X  GENERAL PROVISIONS..................................  37
     SECTION 10.1  NOTICES.....................................  37
     SECTION 10.2  INTERPRETATION..............................  38
     SECTION 10.3  MISCELLANEOUS...............................  38
     SECTION 10.4  COUNTERPARTS................................  39
     SECTION 10.5  PARTIES IN INTEREST.........................  39
     SECTION 10.6  LIMITATION OF LIABILITY.....................  39
     SECTION 10.7  NO PRESUMPTION AGAINST DRAFTER..............  39

                                    EXHIBITS

     EXHIBIT I      AGREEMENT AND PLAN OF MERGER
     EXHIBIT II     WARRANT AGREEMENT
     EXHIBIT III    WARRANT ISSUANCE AGREEMENT
     EXHIBIT IV     AMENDED AND RESTATED SCI INVESTOR AGREEMENT
     EXHIBIT V      ADMINISTRATIVE SERVICES AGREEMENT
     EXHIBIT VI     LICENSE AGREEMENT
     EXHIBIT VII    PROTECTION OF BUSINESS AGREEMENT
     EXHIBIT VIII   OPINION OF MAYER, BROWN & PLATT

                                   SCHEDULES

     SCHEDULE 3.2(a)    EXCEPTIONS TO ASSESSABILITY
     SCHEDULE 3.2(b)    SUBSCRIPTIONS, OPTIONS, ETC.
     SCHEDULE 3.4(b)    SCI REQUIRED CONSENTS
     SCHEDULE 4.4(b)    SCG REQUIRED CONSENTS
     SCHEDULE 4.10      SCG SUBSIDIARY LITIGATION
     SCHEDULE 4.14      SCG SUBSIDIARIES' INTELLECTUAL PROPERTY
     SCHEDULE 4.20      ASSETS AND PERSONNEL
     SCHEDULE 7.1       AGREEMENTS TO BE TERMINATED

                         MERGER AND ISSUANCE AGREEMENT


     THIS MERGER AND ISSUANCE AGREEMENT (this "Agreement"), is entered into as of March 24, 1997 by and between Security Capital Industrial Trust, a Maryland real estate investment trust ("SCI"), and Security Capital Group Incorporated, a Maryland corporation ("SCG").

     WHEREAS, the Board of Directors of SCG and the Board of Trustees of SCI have each approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

     WHEREAS, it is intended that pursuant to this Agreement, among other things, SCG will cause its subsidiaries engaged in the conduct of the businesses of managing the portfolio of and the properties owned by SCI to be merged with and into a subsidiary of SCI in exchange for certain securities of SCI.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate Agreement" shall have the meaning set forth in Section 6.4.

     "Affiliated Group" shall have the meaning set forth in Section 4.8.

     "Agreement and Plan of Merger" shall have the meaning set forth in Section 2.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "Confidential Material" shall have the meaning set forth in Section
6.11(a).

     "Current Market Price" of the SCI Common Shares and the SCG Class B Common Shares for any day shall mean the last reported sales price on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case as reported on the New York Stock Exchange or, if such security is not listed or admitted for trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if bid and asked prices for such security on such day shall not have been reported through the National Association of Securities Dealers, Inc. Automated Quotations System, in the case of the SCI Common Shares, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange member firm regularly making a market in SCI Common Shares selected for such purpose by a Co-Chairman of the Board of SCI or the SCI Board, or, in the case of the SCG Class B Common Shares, the fair market value of the SCG Class B Common Shares as determined in good faith by the SCG Board.

     "Employee Benefit Plans" shall have the meaning set forth in Section 4.13.

     "Employees" shall have the meaning set forth in Section 4.13.

     "Environmental Laws" means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances as in effect on the date hereof that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

     "Exchange" shall mean the New York Stock Exchange, another national securities exchange or the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall mean the average of the daily Current Market Prices of an SCI Common Share during the five (5) consecutive Trading Days commencing six Trading Days prior to the SCI Shareholders' Approval Record Date.

     "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls and, only to the extent it exists at levels which are considered hazardous to human health, radon gas and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" or words of similar import, under any applicable Environmental Laws.

     "Indemnified Parties" shall have the meaning set forth in Section 9.1.

     "Indemnifying Parties" shall have the meaning set forth in Section 9.1.

     "Intellectual Property" shall mean all United States and foreign patents, patent applications, patent licenses, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formulae.

     "Losses" shall have the meaning set forth in Section 9.1.

     "Merger Closing" shall have the meaning set forth in Section 2.1.

     "Post-Closing Accrual Statement" shall have the meaning set forth in
Section 6.13.

     "Property Management Agreement" shall have the meaning set forth in Section 5.1(a).

     "Property Manager" shall mean SCI Client Services Incorporated, a Delaware corporation.

     "Prorated Items" shall have the meaning set forth in Section 6.13.

     "Providing Party" shall have the meaning set forth in Section 6.11(a).

     "Proxy Statement" shall mean the definitive SCI proxy statement, including the SCG Warrant Prospectus, to be filed with the Commission (i) as a proxy statement by SCI and (ii) as a part of the SCG Warrant Registration Statement by SCG.

     "Receiving Party" shall have the meaning set forth in Section 6.11(a).

     "REIT Management Agreement" shall have the meaning set forth in Section 5.1(a).

     "REIT Manager" shall mean Security Capital Industrial Incorporated, a Delaware corporation.

     "Related Agreements" shall mean each of the agreements, instruments and documents contemplated to be entered into in connection with this Agreement, including, without limitation, the Agreement and Plan of Merger, the Warrant Issuance Agreement, the Warrant Agreement, the Amended and Restated SCI Investor Agreement, the Administrative Services Agreement, the License Agreement, the Assignment of Registration and the Affiliate Agreements.

     "Representatives" shall have the meaning set forth in Section 6.11(a).

     "Rights Offering Amount" shall have the meaning set forth in Section 2.3.

     "Rights Offering Closing Date" shall mean the third business day following the Rights Offering Expiration Date.

     "Rights Offering Expiration Date" shall have the meaning set forth in
Section 2.3.

     "SCG Board" shall mean the Board of Directors of SCG.

     "SCG Class B Common Shares" shall mean the shares of Class B common stock, $.01 par value per share, of SCG.

     "SCG Financial Statements" shall have the meaning set forth in Section 4.5.

     "SCG Proxy Statement" shall mean the definitive proxy statement mailed to shareholders of SCG with respect to the meeting of shareholders of SCG to be held in connection with the transactions contemplated by this Agreement.

     "SCG Required Statutory Approvals" shall have the meaning set forth in
Section 4.4(c).

     "SCG Shareholders' Approval" shall have the meaning set forth in Section
6.3.

     "SCG Subsidiaries" shall mean the REIT Manager and the Property Manager.

     "SCG Warrant Prospectus" shall mean the prospectus relating to the Warrant Issuance pursuant to Section 2.2 which will form a part of the SCG Warrant Registration Statement and the Proxy Statement.

     "SCG Warrant Registration Statement" shall mean the registration statement on Form S-4 of SCG, of which the Proxy Statement and the SCG Warrant Prospectus will form a part, to be filed with the Commission in order to register the Warrant Issuance pursuant to Section 2.2.

     "SCG Warrants" shall have the meaning set forth in Section 2.2.

     "SCI 10-K" shall have the meaning set forth in Section 3.6.

     "SCI Board" shall mean the Board of Trustees of SCI.

     "SCI Common Shares" shall mean the common shares of beneficial interest, $.01 par value per share, of SCI.

     "SCI Financial Statements" shall have the meaning set forth in Section 3.6.

     "SCI Prospectus" shall mean the prospectus, as amended and supplemented, relating to the offering of SCI Common Shares pursuant to Section 2.3, which will form a part of the SCI Registration Statement.

     "SCI Registration Statement" shall mean the registration statement on Form S-3 of SCI, of which the SCI Prospectus will form a part, which has been or will be filed with the Commission in order to register the offering of SCI Common Shares pursuant to Section 2.3.

     "SCI Required Statutory Approvals" shall have the meaning set forth in
Section 3.4(c).

     "SCI Series A Preferred Shares" shall mean the Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, of SCI.

     "SCI Series B Preferred Shares" shall mean the Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, of SCI.

     "SCI Series C Preferred Shares" shall mean the Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, of SCI.

     "SCI Shareholders' Approval Record Date" shall mean the record date for determination of the holders of SCI Common Shares entitled to vote with respect to obtaining the SCI Shareholders' Approval.

     "SCI Shareholders' Approval" shall have the meaning set forth in Section
6.3.

     "SCI Special Committee" shall have the meaning set forth in Section 7.2(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiary Financial Statements" shall have the meaning set forth in
Section 4.5.

     "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

     "Tax Returns" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

     "Termination Date" shall have the meaning set forth in Section 8.1(b).

     "Trading Day" shall mean any day on which the SCI Common Shares are traded on the New York Stock Exchange, or if such securities are not listed or admitted for trading on the New York Stock Exchange, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

     "Units" shall mean all outstanding limited partnership interests (other than those owned by SCI or a wholly owned subsidiary of SCI) in SCI Limited Partnership-I, SCI Limited Partnership-II, SCI Limited Partnership-III and SCI Limited Partnership-IV.

     "Warrant Agreement" shall mean the Warrant Agreement between SCG and The First National Bank of Boston, as warrant agent, substantially in the form of
Exhibit II hereto.

     "Warrant Issuance" shall have the meaning set forth in Section 2.2.

     "Warrant Issuance Agreement" shall mean the Warrant Issuance Agency Agreement substantially in the form of Exhibit III hereto.

     "Warrant Issuance Date" shall mean the date established by the Board of Directors of SCG as the date on which the SCG Warrants shall be delivered to the issuance agent pursuant to the Warrant Issuance Agreement, which date shall be within 30 days following the Warrant Issuance Record Date.

     "Warrant Issuance Record Date" shall have the meaning set forth in Section 2.2.

                                   ARTICLE II
               THE MERGERS, WARRANT ISSUANCE AND RIGHTS OFFERING

     SECTION 2.1 THE MERGERS. The events set forth in this Section 2.1 shall be effected, upon the terms and subject to the conditions of this Agreement, as soon as practicable after this Agreement and the transactions contemplated hereby are approved by the shareholders of each of SCI and SCG (the "Merger Closing"). It is the intention of the parties that each of the events set forth in this Section 2.1 shall occur simultaneously. SCI and SCG shall each take all actions necessary to cause the SCG Subsidiaries to be merged with and into a subsidiary of SCI, which subsidiary shall be a "qualified REIT subsidiary" of SCI within the meaning of Section 856(i)(2) of the Code, on the terms and conditions set forth in the agreement and plan of merger substantially in the form of Exhibit I hereto (the "Agreement and Plan of Merger"). SCI shall issue that number of SCI Common Shares in connection with the mergers described in this Section 2.1 equal to the number obtained by dividing $81,870,626 by the Fair Market

Value of an SCI Common Share; provided, however, that in the event that the Fair Market Value of an SCI Common Share is less than $19.75, then the number of SCI Common Shares issuable in connection with the mergers described in this Section
2.1 shall be 4,145,348; and provided, further, that in the event that the Fair Market Value of an SCI Common Share is more than $24.75, then the number of SCI Common Shares issuable in connection with the mergers described in this Section
2.1 shall be 3,307,904.

     SECTION 2.2 WARRANT ISSUANCE. SCG shall issue (the "Warrant Issuance") warrants to purchase SCG Class B Common Shares (the "SCG Warrants") to holders of SCI Common Shares, SCI Series B Preferred Shares and Units (in each case, other than those owned by SCG) as of the Warrant Issuance Record Date on the terms and in the manner described below. The SCG Warrants shall each (i) be exercisable for one SCG Class B Common Share, (ii) have an exercise price per SCG Class B Common Share equal to the Current Market Price of an SCG Class B Common Share on the Warrant Issuance Date, (iii) shall expire 12 months from the date of issuance and (iv) shall have such other terms and conditions as set forth in the Warrant Agreement. The record date for determining the holders entitled to participate in the Warrant Issuance (the "Warrant Issuance Record Date") shall be the close of business on the date designated by SCG, which date shall be within the 28-day period following the Rights Offering Closing Date and which date shall be consistent with any restrictions in the ruling or opinion described in Section 7.1(d). SCG shall issue an aggregate number of SCG Warrants determined by dividing $101,029,642 by the Current Market Price of an SCG Class B Common Share on the Warrant Issuance Date. The number of SCG Warrants to be issued to each such holder shall be determined by multiplying (a) the aggregate number of SCG Warrants to be issued by (b) the number obtained by dividing (i) the aggregate number of SCI Common Shares held of record by the holder and issuable upon conversion of all SCI Series B Preferred Shares and upon exchange of all Units held of record by the holder, in each case as of the close of business on the Warrant Issuance Record Date, by (ii) the total number of SCI Common Shares outstanding (other than those owned by SCG) and issuable upon conversion of all SCI Series B Preferred Shares (other than those owned by SCG) and upon exchange of all Units outstanding (other than those owned by SCG), in each case as of the close of business on the Warrant Issuance Record Date.
No certificates or scrip representing fractional SCG Warrants shall be issued in connection with the Warrant Issuance. The Warrant Issuance Agreement shall contain appropriate provision to aggregate and sell all fractional SCG Warrants and remit the net proceeds to the SCI shareholders who would otherwise be entitled to such fractions. The Warrant Issuance shall be made pursuant to and in accordance with the procedures set forth in the Warrant Issuance Agreement. The Warrant Issuance shall not occur unless and until all of the conditions set forth in this Agreement have been satisfied or waived and the mergers described in Section 2.1 have been consummated.

     SECTION 2.3 THE RIGHTS OFFERING. SCI shall distribute as a dividend to each holder of record of SCI Common Shares, as of the close of business on the SCI Shareholders' Approval Record Date, rights to purchase SCI Common Shares entitling such holder to subscribe for and purchase SCI Common Shares during the period commencing on the date the SCI

Prospectus is mailed to such holders and expiring on the close of business on the date of the Merger Closing (the "Rights Offering Expiration Date"). The issuance of such rights and the issuance of SCI Common Shares upon exercise of such rights shall be registered under the SCI Registration Statement and SCI shall use its best efforts to cause the rights to be tradeable on the Exchange on which the SCI Common Shares are listed. Each holder of SCI Common Shares shall receive one (1) right for every one (1) SCI Common Share held of record by such holder as of the SCI Shareholders' Approval Record Date. The exercise price per SCI Common Share for such rights shall be equal to the Fair Market Value of an SCI Common Share; provided, that in the event that the Fair Market Value of an SCI Common Share is more than $24.75, then the exercise price per SCI Common Share shall be $24.75. SCI shall make available for issuance in the rights offering, up to a maximum number of SCI Common Shares equal to the difference between (X) the amount determined by dividing (A) the number of SCI Common Shares issuable pursuant to Section 2.1 by (B) the percentage of all outstanding SCI Common Shares owned by SCG on the SCI Shareholders' Approval Record Date (the amount determined pursuant to this clause (X) being the "Rights Offering Amount") and (Y) the number of SCI Common Shares issuable to SCG pursuant to Section 2.1. Each holder shall be entitled to acquire one (1) SCI Common Share by paying the Fair Market Value and surrendering that number of rights (rounded down to the nearest one-one hundredth (1/100th)) equal to the amount determined by dividing the aggregate number of SCI Common Shares outstanding on the SCI Shareholders' Approval Record Date by the Rights Offering Amount. SCG agrees that it shall not exercise or sell or otherwise transfer any rights issued to it pursuant to this Section 2.3 and SCG shall not purchase or otherwise acquire any rights. SCI shall not accept subscriptions pursuant to such rights unless and until all of the conditions set forth in this Agreement have been satisfied or waived and the mergers described in Section 2.1 have been consummated.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SCI

     SCI represents and warrants to SCG as follows:

     SECTION 3.1 ORGANIZATION AND QUALIFICATION. SCI is duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power, trust or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted, including, without limitation, the conduct of the businesses currently conducted by the SCG Subsidiaries. SCI is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCI. True, accurate and complete copies of each of the declaration of trust and bylaws of SCI as in effect on the date hereof, including all amendments thereto and proposed amendments thereof, have heretofore been delivered to SCG.

     SECTION 3.2  CAPITALIZATION.

     (a) The authorized shares of SCI consists of 150,000,000 shares of beneficial interest, of which 97,706,709 SCI Common Shares, 5,400,000 SCI Series A Preferred Shares, 8,050,000 SCI Series B Preferred Shares and 2,000,000 SCI Series C Preferred Shares are issued and outstanding as of the date hereof. All of the issued and outstanding SCI Common Shares, SCI Series A Preferred Shares, SCI Series B Preferred Shares and SCI Series C Preferred Shares are validly issued, fully paid and, except as set forth in Schedule 3.2(a), nonassessable and free of preemptive rights.

     (b) Except as contemplated by this Agreement and the Related Agreements or as set forth in Schedule 3.2(b), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that are presently exercisable obligating SCI to issue, deliver or sell, or cause to be issued, delivered or sold, additional SCI Common Shares or obligating SCI to grant, extend or enter into any such agreement or commitment; provided, however, that the foregoing shall not apply to the adoption by SCI of any incentive plan providing for grants of options or restricted shares to directors and employees nor to any grant of options or restricted shares thereunder. There are no voting trusts, proxies or other agreements or understandings to which SCI is a party or by which SCI is bound with respect to the voting of any SCI Common Shares.

     SECTION 3.3 ISSUANCE OF SECURITIES. The SCI Common Shares issuable to SCG hereunder, when issued in accordance with the provisions of this Agreement and the Related Agreements, will be duly and validly authorized and issued and will be fully paid and, except as set forth in Schedule 3.2(a), nonassessable. The SCI Common Shares issuable upon exercise of rights issued pursuant to Section 2.3, when issued in accordance with the provisions of this Agreement and the Related Agreements, will be duly and validly authorized and issued and will be fully paid and, except as set forth in Schedule 3.2(a), nonassessable.

     SECTION 3.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

     (a) SCI has full power, trust or otherwise, and authority to enter into this Agreement and the Related Agreements to which it is a party and, subject to SCI Shareholders' Approval and SCI Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation by SCI of the transactions contemplated hereby and thereby, have been duly authorized by the SCI Board and no other proceedings on the part of SCI are necessary to authorize the execution and delivery of this Agreement or the Related Agreements and the consummation by SCI of the transactions contemplated hereby and thereby, except for SCI Shareholders' Approval and the obtaining of SCI Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by SCI, and, assuming the due authorization, execution and delivery hereof by SCG, constitutes a valid and binding agreement of SCI enforceable against SCI in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

     (b) The execution and delivery of this Agreement and the Related Agreements by SCI, to the extent it is a party thereto, do not, and the consummation by SCI of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of SCI under any of the terms, conditions or provisions of, (i) subject to obtaining SCI Shareholders' Approval, SCI's declaration of trust or bylaws,
(ii) subject to obtaining SCI Required Statutory Approvals and SCI Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to SCI or any of its properties or (iii) except as set forth on Schedule 3.4(b) hereto, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SCI is now a party or by which SCI or any of its properties may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCI.

     (c) Except for (i) the filing of the SCI Registration Statement, the Proxy Statement and the SCG Warrant Registration Statement with the Commission pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness of the SCI Registration Statement and the SCG Warrant Registration Statement by the Commission and filings with various state blue sky authorities,
(ii) any required filings by SCI pursuant to Section 2.1, and (iii) any required filings by SCI of amendments to its declaration of trust (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "SCI Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by SCI or the consummation by SCI of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCI.

     SECTION 3.5 REGISTRATION STATEMENTS AND PROXY STATEMENT AND PROSPECTUSES. None of the information to be supplied by SCI for inclusion or incorporation by reference in the SCG Warrant Registration Statement will, at the time it becomes effective, at the time of the mailing of the SCG Warrant Prospectus and the Proxy Statement and any amendments thereof or supplements thereto, and at the time of the meeting of shareholders of SCI to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by SCI with respect to information supplied by SCG, or derived therefrom, for inclusion in the SCG Warrant Registration Statement.

     SECTION 3.6 DISCLOSURE, FINANCIAL STATEMENTS AND ABSENCE OF CERTAIN CHANGES. SCI's Annual Report on Form 10-K for the year ended December 31, 1996 (the "SCI 10-K"), and each other report or document filed after December 31, 1996 by SCI with the Commission under the Exchange Act, taken together, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. SCI's audited consolidated financial statements contained in the SCI 10-K (the "SCI Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of SCI and its subsidiaries as of the dates set forth therein and the results of their operations and cash flows for the periods set forth therein. Since December 31, 1996, there has not been any material adverse change or any event (other than general economic or market conditions) which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of SCI.

     SECTION 3.7 ABSENCE OF UNDISCLOSED LIABILITIES. SCI did not have, at December 31, 1996, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), (a) except liabilities, obligations or contingencies which are accrued or reserved against in the SCI Financial Statements with respect to December 31, 1996 or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which
(i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCI or (ii) have been discharged or paid in full prior to the date hereof.

     SECTION 3.8 BROKERS AND FINDERS. SCI has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF SCG

     SCG represents and warrants to SCI as follows:

     SECTION 4.1 ORGANIZATION AND QUALIFICATION. SCG and each of the SCG Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each SCG Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of any such SCG Subsidiary. True, accurate and complete copies of each of the articles of incorporation and bylaws of SCG and the certificate of incorporation and bylaws of each SCG Subsidiary as in effect on the date hereof, including all amendments thereto and proposed amendments and restatements thereof, have heretofore been delivered to SCI.

     SECTION 4.2  CAPITALIZATION.

     (a) The authorized stock of the REIT Manager consists of 2,000 shares of common stock, of which 1,000 shares of common stock are issued and outstanding. The authorized stock of the Property Manager consists of 1,000 shares of common stock, of which 1,000 shares of common stock are issued and outstanding. All of the issued and outstanding shares of common stock of the REIT Manager and the Property Manager are owned by SCG, or a wholly owned subsidiary of SCG, and are validly issued, fully paid and nonassessable. SCG, or one of its wholly owned subsidiaries, owns good and marketable title to the issued and outstanding shares of common stock of each of the SCG Subsidiaries, in each case, free and clear of all liens, encumbrances, claims, security interests and defects.

     (b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating SCG or any subsidiary of SCG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of either SCG Subsidiary or obligating SCG or any subsidiary of SCG to grant, extend or enter into any agreement or commitment with respect to any of the foregoing. There are no voting trusts, proxies or other agreements or understandings to which SCG or any subsidiary of SCG is a party or is bound with respect to the voting of any shares of either SCG

Subsidiary. Neither of the SCG Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

     SECTION 4.3 ISSUANCE OF SECURITIES. Subject to receiving the SCG Shareholders' Approval, the SCG Warrants when issued in accordance with the provisions of this Agreement and the Related Agreements will constitute valid and binding agreements of SCG enforceable against SCG in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Subject to receiving the SCG Shareholders' Approval, the SCG Class B Common Shares issuable upon exercise of the SCG Warrants, when issued upon exercise of SCG Warrants and in accordance with the Warrant Agreement, will be duly and validly authorized and issued and will be fully paid and nonassessable.

     SECTION 4.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

     (a) SCG and each of the SCG Subsidiaries has full power, corporate or otherwise, and authority to enter into this Agreement and the Related Agreements to which it is a party and, subject to SCG Shareholders' Approval and SCG Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which they are parties, and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby, have been duly authorized by the SCG Board and the board of the relevant SCG Subsidiary, and no other corporate proceedings on the part of SCG or either SCG Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Related Agreements and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby, except for SCG Shareholders' Approval and the obtaining of SCG Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by SCG, and, assuming the due authorization, execution and delivery hereof by SCI, constitutes a valid and binding agreement of SCG enforceable against SCG in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws. As of the date of this Agreement, neither of the SCG Subsidiaries is in violation of its charter, bylaws or other organizational documents.

     (b) The execution and delivery of this Agreement and the Related Agreements by SCG and each SCG Subsidiary, to the extent it is a party thereto, do not, and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of either of the SCG Subsidiaries under any of the terms, conditions or provisions of (i) subject to obtaining SCG Shareholders' Approval, SCG's or such SCG Subsidiary's articles of incorporation or bylaws, (ii) subject to obtaining SCG Required Statutory Approvals and SCG Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to SCG or either SCG Subsidiary or any of the assets of either of the SCG Subsidiaries, (iii) the certificate of incorporation or bylaws of an SCG Subsidiary or (iv) except as set forth on Schedule 4.4(b) hereto, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SCG or either SCG Subsidiary is now a party or by which SCG or either SCG Subsidiary or any of the assets of either of the SCG Subsidiaries may be bound, excluding from the foregoing clauses (ii) and (iv) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

     (c) Except for (i) the filing of the Proxy Statement and the SCG Warrant Registration Statement with the Commission pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness of the SCG Warrant Registration Statement by the Commission and filings with various state blue sky authorities, (ii) any required filings by SCG or an SCG Subsidiary pursuant to
Section 2.1 and (iii) any required filings by SCG of amendments to its articles of incorporation (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "SCG Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by SCG or either SCG Subsidiary or the consummation by SCG or either SCG Subsidiary of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

     SECTION 4.5 FINANCIAL STATEMENTS. The audited financial statements of SCG for the years ended December 31, 1994, 1995 and 1996 (the "SCG Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise set forth in such financial statements) and fairly present the financial position of SCG as of the dates presented and the results of its operations and cash flows for the periods presented. The unaudited balance sheet of each SCG Subsidiary as at February 28, 1997 and Statements of Funds From Operations for the years ended December 31,

1995 and 1996 (the "Subsidiary Financial Statements") fairly present the financial position of operations for the periods presented.

     SECTION 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, there has not been any material adverse change or any event (other than general economic or market conditions) which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of SCG or of either of the SCG Subsidiaries. Each of the SCG Subsidiaries have conducted their respective businesses in the ordinary course during the periods covered by the Subsidiary Financial Statements.

     SECTION 4.7 REGISTRATION STATEMENTS AND PROXY STATEMENT AND PROSPECTUSES. None of the information to be supplied by SCG for inclusion or incorporation by reference in the SCG Warrant Registration Statement will, at the time it becomes effective, at the time of the mailing of the SCG Warrant Prospectus and the Proxy Statement and any amendments thereof or supplements thereto, and at the time of the meeting of shareholders of SCI to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The SCG Warrant Registration Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by SCG with respect to information supplied by SCI, or derived therefrom, for inclusion in the SCG Warrant Registration Statement.

     SECTION 4.8  TAXES.

     (a) Each SCG Subsidiary has duly and timely filed with the appropriate governmental authorities all Tax Returns required to be filed by it (either separately or as a member of any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law (an "Affiliated Group")) for all periods ending on or prior to the Merger Closing, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is true and correct in all respects. All Taxes owed by either SCG Subsidiary have been paid (whether or not shown on a Tax Return). No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of SCG or either of the SCG Subsidiaries which
(i) reasonably could be expected to result in an adjustment to the liability for Taxes for such period examined or (ii), by application of similar principles, reasonably could be expected to result in an adjustment to the liability for Taxes for any other period not so examined. All Taxes which each SCG Subsidiary is required by law to withhold or collect, including without limitation Taxes required to have been withheld in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of SCG or either of the SCG Subsidiaries except for statutory liens for Taxes not yet due.

     (b) None of SCG, the SCG Subsidiaries or the Affiliated Group has filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax. The Tax Returns of SCG, each SCG Subsidiary and the Affiliated Group are not being and have not been examined by any taxing authority for any past year or periods. None of SCG, the SCG Subsidiaries or the Affiliated Group is a party to any pending action or any formal or informal proceeding by any taxing authority for a deficiency, assessment or collection of Taxes, and no claim for any deficiency, assessment or collection of Taxes has been asserted, or, to the best knowledge of SCG, threatened against it, including claims by any taxing authority in a jurisdiction where SCG and the SCG Subsidiaries do not file tax returns that any of them is or may be subject to taxation in that jurisdiction.

     (c) Each SCG Subsidiary has properly accrued on its respective Subsidiary Financial Statements all Taxes due for which such SCG Subsidiary may be liable in its own right (including, without limitation, by reason of being a member of an Affiliated Group or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. Each SCG Subsidiary has established (and until the Closing shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

     (d) Neither SCG Subsidiary (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) is a party to any Tax allocation or sharing agreement other than a tax sharing agreement between an SCG Subsidiary and SCG, which such agreement will be terminated as of the Closing Date, and (iii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group, the common parent of which is SCG.

     (e) The Affiliated Group of which each SCG Subsidiary is a member has duly and timely filed all Tax Returns that it was required to file for each taxable period during which any SCG Subsidiary was a member of the group. All such Tax Returns were true, complete and correct in all respects and all Taxes owed by the Affiliated Group, whether or not shown on any Tax Return, have been paid for each taxable period during which any SCG Subsidiary was a member of the group.

     (f) Neither SCG Subsidiary has any liability for the Taxes of any person other than SCG or such SCG Subsidiary (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

     (g) Neither SCG Subsidiary has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. Each SCG Subsidiary has disclosed to the IRS all positions taken on its federal income tax returns which could give rise to a substantial understatement of tax under
Section 6662 of the Code.

     SECTION 4.9 ABSENCE OF UNDISCLOSED LIABILITIES. SCG did not have, at December 31, 1996, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses) with respect to any of the assets of either of the SCG Subsidiaries, and neither SCG Subsidiary had, at December 31, 1996, and none has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses) (a) except liabilities, obligations or contingencies which are accrued or reserved against in the SCG Financial Statements or the Subsidiary Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCG or either of the SCG Subsidiaries or (ii) have been discharged or paid in full prior to the date hereof.

     SECTION 4.10 LITIGATION. Except as set forth on Schedule 4.10, there are no claims, suits, actions or proceedings pending or, to the best of SCG's knowledge, threatened, against, relating to or affecting either of the SCG Subsidiaries or any of the assets of either of the SCG Subsidiaries before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries. Neither SCG Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or by any of the Related Agreements or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

     SECTION 4.11 NO VIOLATION OF LAW. Neither of the SCG Subsidiaries is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries. No investigation or review of either of the SCG Subsidiaries by any governmental or regulatory body or authority is pending or, to the best knowledge of SCG, threatened, nor has any governmental or regulatory body or authority indicated to SCG or either SCG Subsidiary an intention to conduct the same. Each of the SCG Subsidiaries and each of its officers and employees has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by such SCG Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

     SECTION 4.12 INSURANCE. SCG or the SCG Subsidiaries maintain insurance coverage for each SCG Subsidiary and their respective assets of the types, and in amounts, typical of similar companies engaged in the respective businesses in which such SCG Subsidiary is engaged. All such insurance policies are in full force and effect, and with respect to all policies, none of SCG nor either SCG Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and of all agreements to which either of the SCG Subsidiaries is a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through their respective policy periods ending after the Merger Closing (assuming payment of any applicable premiums arising after the Merger Closing). Neither SCG nor either SCG Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any conditions, defects or inadequacies that would materially adversely affect the insurability of, or cause any material increase in the premiums for insurance covering, either of the SCG Subsidiaries or any of the assets of either of the SCG Subsidiaries that have not been cured or repaired to the satisfaction of the party issuing the notice.

     SECTION 4.13 EMPLOYEE BENEFIT PLANS. SCG has previously provided or made available to SCI a copy of each written employee benefit plan maintained by SCG and/or its affiliates ("Employee Benefit Plans") that provides retirement, pension, health care, long-term disability income, workers compensation, life insurance and any other postretirement benefits that, as of the date hereof, covers any employee of an SCG Subsidiary ("Employees") and a copy of each plan, contract, or arrangement constituting an employment or severance agreement with any director or Employee of an SCG Subsidiary. Each Employee Benefit Plan complies and has been administered in form and in operation in all material respects with all applicable requirements of law and no notice has been issued by any governmental authority questioning or challenging such compliance. Neither the execution or delivery of this Agreement or any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby constitutes or will constitute an event under any Employee Benefit Plan or any such employment or severance agreement that may result in any payment by SCI or any SCG Subsidiary, any restriction or limitation upon the assets of any Employee Benefit Plan, any acceleration of payment or vesting, increase in benefits or compensation, or forgiveness of any loan or other commitment to SCI or an SCG Subsidiary.

     SECTION 4.14 INTELLECTUAL PROPERTY. Schedule 4.14 is a true and complete list of all of the Intellectual Property used in the conduct of the businesses of the SCG Subsidiaries. All the Intellectual Property listed on Schedule 4.14 is either owned or being licensed by one of the SCG Subsidiaries. With respect to the Intellectual Property indicated on Schedule 4.14 as being owned by one of the SCG Subsidiaries, the respective SCG Subsidiary indicated as owning such Intellectual Property owns all right, title and interest in such Intellectual Property, free and clear of all liens, encumbrances, claims, security interests and defects. With respect to the Intellectual Property indicated on Schedule
4.14 as being licensed by one of the SCG Subsidiaries, the respective SCG Subsidiary indicated as licensing such Intellectual Property (i) has the right under the applicable license agreement to use the relevant Intellectual Property in the manner in which it is being used in the conduct of the business of the SCG Subsidiary and (ii) is in compliance with all terms and conditions of each such license agreement except where such failure to be in compliance could not reasonably be expected to have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either SCG Subsidiary. None of the Intellectual Property has been or is the subject of any pending adverse claim, or to the best knowledge of SCG, any threatened litigation or claim of infringement based on the use thereof by either one of the SCG Subsidiaries or a third party. Neither SCG nor either of the SCG Subsidiaries has received any notice contesting SCG's or the SCG Subsidiaries' right to use any of the Intellectual Property and, to the knowledge of SCG, neither of the SCG Subsidiaries has infringed upon or misappropriated any intellectual property rights of third parties.

     SECTION 4.15 LABOR. None of SCG or any of the SCG Subsidiaries is a party to, or bound by, an collective bargaining agreement, contract or other understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of SCG, threatened against the SCG Subsidiaries. To the knowledge of SCG, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of either SCG Subsidiary.

     SECTION 4.16 BROKERS AND FINDERS. SCG has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     SECTION 4.17 INVESTMENT COMPANY ACT. None of SCG and the SCG Subsidiaries is, and as of the date of the Merger Closing they will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended nor an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

     SECTION 4.18 ADEQUACY OF SCG CONSIDERATION. Except for the Intellectual Property described on Schedule 4.14, no part of the respective businesses conducted by the SCG Subsidiaries is conducted through any entity other than the respective SCG Subsidiary.

     SECTION 4.19  INVESTMENT IN SECURITIES.

     (a) SCG understands that (i) no Federal or state agency has passed upon the SCI Common Shares to be issued in connection with the mergers described in
Section 2.1 or made
any finding or determination as to the fairness of SCG's investment therein or the terms of the offer and the sale thereof pursuant to this Agreement and the Related Agreements and (ii) SCG must bear the economic risk of its investment in the SCI Common Shares to be issued in connection with the mergers described in
Section 2.1 for an indefinite period of time because such shares will not be registered under the Securities Act or any state securities laws, and, therefore, cannot be sold or transferred unless either they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registrations is available.

     (b) The SCI Common Shares to be issued in connection with the mergers described in Section 2.1 are being acquired for SCG's own account and not with any view toward the resale or distribution thereof, or with any present intention of selling or distributing any such shares.

     (c) SCG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the SCI Common Shares to be issued in connection with the mergers described in
Section 2.1.

     (d) SCG has carefully reviewed all documents that it has requested copies of, has been furnished with all other materials that it considers relevant to an investment in the SCI Common Shares to be issued in connection with the mergers described in Section 2.1 and has had a full opportunity to ask questions of and receive answers from SCI or a person or persons acting on behalf of SCI concerning the terms and conditions of an investment in the SCI Common Shares to be issued in connection with the mergers described in Section 2.1.

     SECTION 4.20  TITLE TO ASSETS; NO REAL PROPERTY.  Set forth on Schedule
4.20 is a complete list of all of the assets currently owned by each SCG Subsidiary which are materially important in the conduct of its business as it is being currently conducted and a list of all officers and key employees of
each such SCG Subsidiary.   The SCG Subsidiaries have good, valid and marketable
title to, or a leasehold interest in, (a) all of their material properties and assets (tangible and intangible) reflected in the Subsidiary Financial Statements, except as indicated in the notes thereto and except for properties and assets disposed of in the ordinary course of business, and (b) all of the material properties and assets purchased by an SCG Subsidiary since the date of such financial statements, except for properties and assets disposed of in the ordinary course of business, in each case subject to no lien, claim, or encumbrance other than (i) liens reflected in such financial statements, (ii) liens for current Taxes, assessments or governmental charges or levies not yet due and delinquent, and (iii) liens that could not reasonably be expected to have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either SCG Subsidiary. Neither SCG Subsidiary owns, in whole or in part, or holds as record title holder, or is the holder of any mortgage or deed of trust with respect to, any real property.


     SECTION 4.21 PROJECTIONS. The projections prepared by SCG and furnished to SCI have been prepared in good faith and with all available information regarding the current operations of SCI and the SCG Subsidiaries and the operations of SCI as proposed to be conducted and are based upon assumptions which SCG believes to be reasonable. However, no representation or warranty is made by SCG that the results set forth in such projections or the assumptions underlying such projections will in fact be realized. SCG has previously caused Arthur Andersen LLP to deliver to SCI a report verifying the mathematical accuracy of the methodology used by SCG in preparing the projections. All of the information supplied by SCG to Arthur Andersen LLP for purposes of preparing such report has been provided or made available to SCI or, if not so provided or made available, is consistent with the information set forth in the projections in all material respects.

                                   ARTICLE V
                CONDUCT OF BUSINESSES PENDING THE MERGER CLOSING

     SECTION 5.1 CONDUCT OF BUSINESSES OF SCG SUBSIDIARIES. After the date hereof and prior to the Merger Closing or earlier termination of this Agreement, except as SCI shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement and the Related Agreements, SCG shall cause each of the SCG Subsidiaries to:

     (a) conduct the businesses conducted by it in the ordinary and usual course of business and consistent with past practice and, as to the REIT Manager, the requirements of the Seventh Amended and Restated REIT Management Agreement dated as of June 30, 1996, between SCI and it (the "REIT Management Agreement"), and as to the Property Manager, each of the management agreements between SCI and it (collectively, the "Property Management Agreement");

     (b) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, capital stock of an SCG Subsidiary of any class or any debt or equity securities convertible into or exchangeable for such stock or amend or modify the terms and conditions of any of the foregoing;

     (c) not (i) incur or become contingently liable with respect to any additional indebtedness for borrowed money, (ii) take any action which would jeopardize SCI's status as a real estate investment trust under the Code, (iii) sell or otherwise dispose of any of its assets, (iv) prepay or cause to be prepaid any principal amount outstanding with respect to indebtedness for borrowed money or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) use reasonable efforts to preserve intact its businesses, organization and goodwill, keep available the services of its present officers and employees and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers and others having business relationships with it and SCI and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (e) confer with one or more representatives of SCI when requested to report on material operational matters and the general status of ongoing operations of its respective businesses;

     (f) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of its respective insurable assets and businesses in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by nationally recognized insurers;

     (g) except as may be required to distribute earnings and profits, not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock, or purchase, redeem or otherwise acquire any shares of their capital stock;

     (h) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

     (i) not acquire or agree to acquire any assets that are material, individually or in the aggregate, to either of the SCG Subsidiaries, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice;

     (j) not adopt or amend in any material respect any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any present or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation of fringe benefits of any present or former director or employee; and not pay any benefit not required by an existing plan, arrangement or agreement, or grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies;

     (k) not take any action that would, or is reasonably likely to, result in any of its or SCI's representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

     (l) not pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business (including for Taxes) consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) liabilities reflected or reserved against in, or contemplated by, the Subsidiary Financial Statements, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other documents, other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice;

     (m) not (i) adopt a plan of complete or partial liquidation; (ii) adopt any amendment to its charter or bylaws; (iii) enter into any contract, agreement or arrangement involving more than $500,000 annually, except for agreements entered into in the ordinary course of business and with prior written consent; (iv) authorize or enter into any agreement relating to property management services to be provided by it to a third party property owners on other than customary terms; (v) modify or change in any material respect any existing material agreements, except in the ordinary course and consistent with past practice;
(vi) engage in any conduct the nature of which is materially different that the business in which it is currently engaged; or (vi) enter into any agreement providing for acceleration of payment or performance or other consequences as a result of a change of control of it; and

     (n) not authorize any of, or commit or agree to take any of, the foregoing actions set forth in subsections (b), (c), and (g) through (m).

     SECTION 5.2 CONDUCT OF BUSINESS OF SCI. After the date hereof and prior to the Merger Closing or earlier termination of this Agreement, except as SCG shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement and the Related Agreements, SCI shall:

     (a) conduct the businesses conducted by it in the ordinary and usual course of business and consistent with past practice;

     (b) not take any action which would jeopardize its status as a real estate investment trust under the Code; and

     (c) operate in compliance with the terms and conditions of the Second Amended and Restated Investor Agreement, dated November 18, 1993, between SCI and SCG, as amended or supplemented.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     SECTION 6.1 ACCESS TO INFORMATION. Each of the parties shall afford to the other party hereto and such other party's accountants, counsel, financial advisors and other representatives full access, during normal business hours throughout the period prior to the Merger Closing or earlier termination of this Agreement, to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of such party and, in the case of SCG, of the SCG Subsidiaries, as appropriate, and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the Commission in connection with the transactions contemplated by this Agreement and (b) such other information concerning their respective businesses, properties and personnel which are the subject of this Agreement or the Related Agreements as shall be reasonably requested; provided that no investigation pursuant to this Section 6.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties hereto to consummate the transactions contemplated hereby or thereby. Each party shall promptly advise each other party in writing of any change or the occurrence of any event after the date of this Agreement or the Related Agreements having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of such party or, in the case of SCG, either of the SCG Subsidiaries.

     SECTION 6.2 PROXY STATEMENT AND REGISTRATION STATEMENT. SCG shall file with the Commission as soon as is reasonably practicable after the date hereof the SCG Warrant Registration Statement. SCG shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of securities pursuant to Sections 2.2. To the extent the SCI Registration Statement shall not have been filed and/or declared effective prior to the date of this Agreement, SCI shall (i) file as soon as is reasonably practicable after the date hereof the SCI Registration Statement and use all reasonable efforts to have the SCI Registration Statement declared effective by the Commission as promptly as practicable, (ii) use all reasonable efforts to continue the effectiveness of the SCI Registration Statement and (iii) keep available for issuance under the SCI Registration Statement such number of shares as would be required to satisfy rights issued pursuant to Section 2.3 assuming that each shareholder of SCI (other than SCG) elects to subscribe for the maximum number of shares for which it is entitled to subscribe. To the extent the SCI Registration Statement shall have been filed and declared effective prior to the date of this Agreement, SCI shall use all reasonable efforts to continue the effectiveness of the SCI Registration Statement and shall keep available for issuance under the SCI Registration Statement such number of shares as would be required to satisfy rights issued pursuant to
Section 2.3 assuming that each shareholder of SCI (other than SCG) elects to subscribe for the maximum number of shares for which it is entitled to subscribe. SCI shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of securities pursuant to Sections 2.1 and 2.3. SCI and SCG shall promptly furnish to each other all information, and take such other actions as may reasonably be requested in connection with any action by any of them in connection with this
Section 6.2 and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by this Agreement and the Related Agreements.

     SECTION 6.3 SHAREHOLDERS' APPROVAL. Each of SCI and SCG shall promptly take such action as may be required by its declaration of trust or articles of incorporation, as applicable, its bylaws and applicable law and promptly seek, and use its best efforts to obtain, the requisite shareholder approval of this Agreement and the transactions contemplated hereby, including amendments to SCI's declaration of trust necessary to consummate the transactions contemplated hereby and any amendments to SCG's articles of incorporation necessary to consummate the transactions contemplated hereby (as appropriate, the "SCI Shareholders' Approval" and "SCG Shareholders' Approval"). The SCI Board and SCG Board shall recommend to their respective shareholders the approval of this Agreement and of the transactions contemplated by this Agreement; provided, however, that prior to the respective meetings of shareholders of SCI and SCG, the SCI Board or SCG Board, as the case may be, may withdraw, modify or amend such recommendation to the extent that the SCI Board or the

SCI Special Committee or the SCG Board, as the case may be, deems it necessary to do so in the exercise of its fiduciary obligations to SCI or SCG, as the case may be, after being so advised by nationally recognized counsel not having an interest in the transactions contemplated by this Agreement or the Related Agreements.

     SECTION 6.4 AFFILIATE AGREEMENTS. SCI shall use its best efforts to cause each principal executive officer, trustee and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of SCI to execute and deliver to SCG on or prior to the Warrant Issuance Date a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any SCG Warrants (or the SCG Class B Common Share issuable upon exercise thereof) issued in the Warrant Issuance and received by such person, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to SCG, is exempt from the registration requirements of the Securities Act.

     SECTION 6.5 EXCHANGE. SCG shall use its best efforts to effect, at or before the Warrant Issuance Date, authorization for listing or quotation of the SCG Warrants on the New York Stock Exchange or another Exchange upon official notice of issuance of the SCG Warrants pursuant to the Warrant Issuance.

     SECTION 6.6 EXPENSES. All costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses; provided, however, that (i) all costs and expenses of the SCI Special Committee (including fees and expenses of counsel and its financial advisors), and all fees and expenses in connection with filing, printing and distributing the SCI Registration Statement, the SCI Prospectus and the Proxy Statement shall be paid by SCI and (ii) all costs and expenses in connection with filing, printing and distributing the SCG Warrant Registration Statement and the SCG Warrant Prospectus and all fees and expenses in connection with the listing of the SCG Warrants (and the SCG Class B Common Shares issuable upon exercise thereof) on any Exchange shall be paid by SCG.

     SECTION 6.7 AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use its respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions (including, but not limited to, SCI Required Statutory Approvals, SCG Required Statutory Approvals and any filings under federal and state securities laws) and to lift any injunction or other legal bar to the transactions contemplated hereby and thereby (and, in such case, to proceed with such transactions as expeditiously as possible), subject, however, to obtaining SCI Shareholders' Approval and SCG Shareholders' Approval.

     SECTION 6.8 PUBLIC STATEMENTS. The parties hereto shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement and the Related Agreements or the transactions contemplated hereby and thereby and shall not issue any such press release or written public statement prior to review and approval by the other party, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule or regulation or rule or policy of the New York Stock Exchange or another Exchange.

     SECTION 6.9 CORRECTIONS TO THE SCG WARRANT REGISTRATION STATEMENT AND SCG WARRANT PROSPECTUS. Prior to the date of SCI Shareholders' Approval, each of SCI and SCG shall correct promptly any information provided by it to be used specifically in the SCG Warrant Registration Statement or the SCI Registration Statement, or incorporated by reference into either such document, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the SCG Warrant Registration Statement or the SCI Registration Statement so as to correct the same and to cause the SCG Warrant Registration Statement and the SCI Registration Statement as so corrected to be disseminated to the shareholders of SCI, in each case to the extent required by applicable law.

     SECTION 6.10 VOTING OF SHARES. SCG will vote all SCI Common Shares owned by it in favor of the approval and adoption of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby (including such amendments to SCI's Declaration of Trust as may be required to allow consummation of such transactions); provided, however, that SCG shall not be obligated to vote any SCI Common Shares in favor of such matters in the event that the SCI Board, the SCI Special Committee or the SCG Board withdraws, modifies or amends its recommendation pursuant to Section 6.3.

     SECTION 6.11  CONFIDENTIALITY

     (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information, whether oral, written or otherwise, furnished to the other party hereto (the "Receiving Party") or the Receiving Party's directors, trustees, officers, partners, Affiliates (as defined in Rule 12b-2 under the Exchange Act), employees, agents or representatives (collectively, "Representatives"), by the Providing Party and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term "Confidential Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement, (ii) is or becomes known or available to the Receiving Party on a nonconfidential basis from a source (other than the Providing Party or one of its Representatives) who is not, to the knowledge of the Receiving Party after reasonable inquiry, prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation or (iii) is contained in the SCI Registration Statement, the SCI Prospectus, the Proxy Statement, the SCG Warrant Registration Statement or the SCG Warrant Prospectus.

     (b) Subject to paragraph (c) below or except as required by applicable laws, regulations or legal process, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Related Agreements and the transactions contemplated hereby or thereby or evaluating, negotiating or advising with respect to such matters. Moreover, the Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transactions and are informed by the Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 6.11. In any event, the Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

     (c) In the event that the Receiving Party, its Representatives or anyone to whom the Receiving Party or its Representatives supply the Confidential Material are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal process) to disclose any Confidential Material, the Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legal available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prohibited by applicable laws, regulations or legal process, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, the Receiving Party and one Representative designated by the Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material to be used only in connection with litigation arising from the transactions contemplated by this Agreement.

     SECTION 6.12  PERSONNEL.

     (a) SCG Liability for Employee Obligations. SCG shall indemnify and hold harmless SCI for any and all obligations, debts or liabilities relating to or arising from any Employee's employment with SCG or an SCG Subsidiary, which obligation, debt or liability arises prior to the Merger Closing date. SCG shall honor or cause its insurance carriers to honor all claims for benefits by the Employees under each Employee Benefit Plan with respect to claims incurred by the Employees or their covered dependents before the Merger Closing date.

     (b) Employee Benefit Plans. SCI shall establish or cause to be established employee benefit plans for the respective Employees who become employees of SCI or any subsidiary thereof after the Merger Closing that are substantially similar to the Employee Benefit Plans, which plans shall recognize service of the Employees with SCI and SCG and their affiliates to the same extent such service has been recognized under the Employee Benefit Plans. The medical plans established by SCI shall recognize any deductibles and copayments Employees have made under the SCG medical plan in the current plan year.

     (c) Nonassumption of Employee Benefit Plan Liability. SCI shall not incur any liability with respect to an Employee Benefit Plan.

     SECTION 6.13 PRORATIONS. No later than ninety (90) days after the date of the Merger Closing, SCG shall prepare and deliver a statement (a "Post-Closing Accrual Statement") prorating all of the items listed in this Section 6.13 ("Prorated Items") through the date of the Merger Closing. SCG shall be liable for or entitled to the benefit of the Prorated Items to the extent the Prorated Items relate to any time period up to the date of the Merger Closing, and SCI shall be liable for or entitled to the benefit of the Prorated Items to the extent Prorated Items relate to periods from and subsequent to the date of the Merger Closing. Prorated Items shall be settled between SCG and SCI in cash. The Prorated Items are as follows:

          (a) all Taxes relating to the businesses of the SCG Subsidiaries which shall have accrued and become payable prior to the date of the Merger Closing shall be paid by SCG. All Taxes which shall be (or should be) accrued but unpaid or which have been paid in advance shall be properly prorated as of the date of the Merger Closing between SCG and SCI. In connection with such proration of Taxes, in the event that actual tax figures are not available at the time of delivery of the Post-Closing Accrual Statement, the taxes to be prorated shall be based upon the actual taxes for the preceding year for which actual tax amounts are available and such taxes shall be reprorated upon request of either party made within sixty (60) days of the date that the actual amounts become available, provided that the actual amount is at least 5% more or 5% less than the amount on which the original proration was based, and appropriate payment shall be made within thirty (30) days after such reproration;

          (b) rents, taxes and other items payable by either of the SCG Subsidiaries under any agreement;

          (c) the amount of any license or registration fees with respect to any licenses or registrations of either of the SCG Subsidiaries;

          (d) the amount of charges for water, telephone, electricity and other utilities and fuel;

          (e) all accrued vacation, termination and severance pay and accrued sickness benefits for all Employees including related, social security taxes, unemployment compensation taxes, workers compensation taxes and premiums and other employment taxes relating to the same;

          (f) all other operating expenses, including without limitation insurance premiums and amounts payable to service providers, of the SCG Subsidiaries;

          (g) all management fees, commissions and other fees and income of the SCG Subsidiaries; and

          (h) all other items not specifically described in subsections (a)-(g) above which are normally prorated in connection with similar transactions.

In addition to the Prorated Items, the Post-Closing Accrual Statement shall also reflect any payments made by SCG or either of the SCG Subsidiaries prior to Merger Closing with respect to any Prorated Items. SCG agrees to furnish SCI with such documents and other records as SCI reasonably requests in order to confirm all adjustment and proration calculations reflected on the Post-Closing Accrual Statement.

     SECTION 6.14   TAX MATTERS.

     (a) Tax Reporting. The parties agree that they will report, and will cause the SCG Subsidiaries and the surviving corporation in the mergers pursuant to
Section 2.1 to report, the Merger on all Tax Returns and other filings as tax-free reorganizations under Section 368(a) of the Code.

     (b) Tax Sharing Agreements. Any Tax sharing agreement between SCG and an SCG Subsidiary will be terminated as of the Merger Closing and will have no further effect for any taxable year.

     (c) Returns for Periods Through the Closing Date. SCG will include the income of each of the SCG Subsidiaries (including any deferred income triggered into income by Section 1.1502-13 of the Treasury Regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury Regulations) on the SCG consolidated Tax Returns for all periods through the Merger Closing and pay any Taxes attributable to such income. Each SCG Subsidiary will furnish Tax information to SCG for inclusion in SCG's consolidated Tax Returns for the period which includes the date of the Merger Closing in accordance with each SCG Subsidiary's past custom and practice. SCG will allow SCI a reasonable opportunity to review and comment upon such Tax Returns (including any amended returns) prior to their being filed to the extent that they relate to any SCG Subsidiary. Without the consent of SCI, SCG will take no position on such returns that relate to any SCG Subsidiary that would be inconsistent with prior positions taken by SCG. The income of each SCG Subsidiary will be apportioned to the period up to and including the Merger Closing date and the period after the Merger Closing date by closing the books of each SCG Subsidiary as of the end of the Merger Closing date.

     (d) Cooperation. SCG and SCI will cooperate fully with each other in connection with (i) the preparation and filing of any Federal, state or local tax returns that include the business and operations of the SCG Subsidiaries for any period prior to and including the date of the Merger Closing, and (ii) any audit examination by any government taxing authority of the returns referred to in clause (i). Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the SCG Subsidiaries necessary or helpful for the defense against assertions of any taxing authority as to any tax returns which include operations of the SCG Subsidiaries for any period prior to and including the date of the Merger Closing.

     (e) Claims. In a case in which SCI or its subsidiaries receives any inquiry, whether oral or written, from any taxing authority relating to any matter which could result in the indemnification of SCI by SCG under Section 9.1, SCI will promptly give SCG written notice (the "Tax Inquiry Notice") of such inquiry. If such Tax Inquiry Notice is not given to SCG within 30 days after the receipt by SCI or its subsidiaries of such an inquiry and SCI's failure to give such Tax Inquiry Notice materially and substantially adversely affects the ability of SCG to contest any claim made by such taxing authority, SCG shall not be liable to SCI under Section 9.1 for such claim.

     (f) Notice 88-19 Election. SCI will make an election to be subject to rules similar to the rules of Section 1374 of the Code in accordance with Internal Revenue Service Notice 88-19, 1988-1 C.B. 486, or any future applicable administrative rules or treasury regulations.

     (g) Settlement or Compromise. SCI will not settle or otherwise compromise any claim or issue subject to indemnification under Section 9.1 without SCG's prior written consent, which SCG shall not unreasonably withhold. Nothing contained herein shall require SCI to contest a claim if SCI shall waive the payment by SCG of any amount that might otherwise be payable by SCG pursuant to
Section 9.1 hereof in respect of such claim.

     SECTION 6.15 STANDSTILL. SCG agrees that, during the period beginning on the Closing Date and ending 180 days thereafter, it will not sell or cause to be sold any SCI Common Shares beneficially owned by SCG.

                                  ARTICLE VII
                                  CONDITIONS

     SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of each party to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the following conditions:

     (a) The other party shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Merger Closing, and the representations and warranties of each such other party shall be true and correct in all material respects on and as of (i) the date made and (ii) the Merger Closing date with the same effect as if made on that date; and each party shall have received a certificate of an executive officer of each such party to that effect;

     (b) This Agreement, the Related Agreements and the transactions contemplated hereby and thereby (including any amendments to SCI's Declaration of Trust as may be required to allow consummation of such transactions) shall have been approved by the affirmative vote of the holders of a majority of the SCI Common Shares of SCI and the SCG Shareholders' Approval shall have been obtained.

     (c) The SCI Registration Statement and the SCG Warrant Registration Statement shall each have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Commission;

     (d) SCI and SCG shall have received a study from Arthur Andersen LLP or another nationally recognized independent certified public accounting firm concluding that the accumulated earnings and profits for the SCG Subsidiaries as of December 31, 1996 and the projected earnings and profits of the SCG Subsidiaries for the period beginning January 1, 1997 and ending on the Merger Closing date are in the aggregate less than $5,000,000;

     (e) Each of SCI and SCG shall have received a favorable opinion of Mayer, Brown & Platt (substantially in the form set forth in Exhibit VIII) to the effect that the mergers described in Section 2.1 will each qualify as a reorganization within the meaning of Section 368 of the Code and that each of SCI, the SCG Subsidiaries, and the subsidiary of SCI that shall be the surviving corporation in such mergers will be a party to the reorganization within the meaning of Section 368(b) of the Code;

     (f) SCI and SCG shall have received (i) an opinion from Mayer, Brown & Platt (substantially in the form set forth in Exhibit VIII) that the performance of this Agreement will not jeopardize the status of SCI as a "real estate investment trust" under the Code or (ii) a favorable ruling from the Internal Revenue Service to the effect that the Warrant Issuance will be respected for federal income tax purposes as a direct issuance of the SCG Warrants by SCG to the shareholders of SCI and an opinion from Mayer, Brown & Platt (substantially in the form set forth in Exhibit VIII hereto) that the performance of this Agreement will not jeopardize the status of SCI as a "real estate investment trust" under the Code;

     (g) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

     (h) All governmental consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been obtained and be in effect at the Merger Closing (including SCI Required Statutory Approvals and SCG Required Statutory Approvals), and all consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been obtained;

     (i) Each of the parties shall have acquired all material consents required from third parties necessary to consummate the transactions contemplated by this Agreement;

     (j) All agreements set forth on Schedule 7.1 shall have been terminated effective as of the Closing; and

     (k) SCG shall have forgiven all indebtedness owing to it from each SCG Subsidiary.

      SECTION 7.2 CONDITIONS TO OBLIGATIONS OF SCI. Unless waived by SCI, the obligation of SCI to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the following additional conditions:

      (a) The Special Committee of the SCI Board (the "SCI Special Committee") shall have received from Goldman, Sachs & Co., or another investment banking firm satisfactory to the SCI Special Committee, a written opinion to the effect that, as of the date of the Proxy Statement and the SCG Warrant Prospectus, the aggregate consideration to be paid and received by SCI and its shareholders pursuant to this Agreement, the Agreement and Plan of Merger and the Warrant Agreement is fair to SCI and the shareholders of SCI other than SCG, and such opinion shall not have been withdrawn, revoked or modified;

     (b) The SCI Special Committee shall have received from King & Spalding, or another law firm satisfactory to the SCI Special Committee, an opinion in form and substance satisfactory to the SCI Special Committee;

     (c) SCG shall have executed and delivered to SCI an Amended and Restated SCI Investor Agreement substantially in the form of Exhibit IV hereto;

     (d) SCG shall have executed and delivered to SCI an Administrative Services Agreement substantially in the form of Exhibit V hereto;

     (e) SCG shall have executed and delivered to SCI a License Agreement with respect to the name "Security Capital" substantially in the form of Exhibit VI hereto;

     (f) SCG shall have executed and delivered to SCI the Protection of Business Agreement substantially in the form of Exhibit VII hereto;

     (g) SCI shall have received a "comfort letter" from the independent public accountants of SCG, dated as of the effective date of the SCG Warrant Registration Statement, with respect to financial information of SCG included or incorporated by reference in the Proxy Statement and the SCG Warrant Registration Statement in form and substance reasonably satisfactory to SCI and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements;

     (h) The SCG Warrants to be issued pursuant to the Warrant Issuance shall have been authorized, upon official notice of issuance, for listing or quotation on the Exchange, if any, on which the SCG Class B Common Shares are authorized for listing or quotation; and

     (i) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement and by the Related Agreements shall have any terms which in the reasonable judgment of SCI, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to SCI and the shareholders of SCI of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the SCG Warrants to be received by the shareholders of SCI pursuant to Section 2.2), and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to SCI and the shareholders of SCI of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the SCG Warrants to be received by the shareholders of SCI pursuant to Section 2.2).

     SECTION 7.3 CONDITIONS TO OBLIGATIONS OF SCG. Unless waived by SCG, the obligation of SCG to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the additional following conditions:

     (a) The Affiliate Agreements required to be executed and delivered by affiliates of SCI pursuant to Section 6.4 shall have been executed and delivered as required by Section 6.4;

     (b) SCI shall have executed and delivered to SCG an Amended and Restated SCI Investor Agreement substantially in the form of Exhibit IV hereto;

     (c) SCI shall have executed and delivered to SCG an Administrative Services Agreement substantially in the form of Exhibit V hereto;

     (d) SCI shall have executed and delivered to SCG a License Agreement with respect to the name "Security Capital" substantially in the form of Exhibit VI hereto;

     (e) SCG shall have received a "comfort letter" from the independent public accountants of SCI, dated as of the effective date of the SCG Warrant Registration Statement, with respect to financial information of SCI included or incorporated by reference in the Proxy Statement and the SCG Warrant Registration Statement in form and substance reasonably satisfactory to SCG and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements; and

     (f) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement and by the Related Agreements shall have any terms which in the reasonable judgment of SCG, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to SCG of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the SCI Common Shares to be received by SCG pursuant to Section 2.1), and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to SCG and the shareholders of SCG of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the SCI Common Shares to be received by SCG pursuant to Section 2.1).

                                 ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Merger Closing, whether before or after approval by the shareholders of SCI and SCG:

     (a) by mutual consent of each of the parties hereto;

     (b) unilaterally by either of the parties hereto, so long as such party has not breached any of its obligations hereunder (except for such breaches as are immaterial), if the transactions contemplated hereby shall not have been consummated on or before December 31, 1997 (the "Termination Date");

     (c) unilaterally by either of the parties hereto (i) if the other party (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure, in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of the terminating party (which condition is not waived) by reason of a breach by the non-terminating party of its obligations hereunder or (ii) if any condition to the obligations of the terminating party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date;

     (d) unilaterally by SCG if SCI, through the SCI Board or SCI Special Committee, either fails to recommend to SCI's shareholders the approval of this Agreement and the transactions contemplated hereby or withdraws, modifies or amends such recommendation; and

     (e) unilaterally by SCI if SCG, through the SCG Board, either fails to recommend to SCG's shareholders the approval of this Agreement and the transactions contemplated hereby or withdraws, modifies or amends such recommendation.

     SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement, as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any party hereto or their respective officers or directors or trustees (except as set forth in this Section 8.2 and in Sections 6.6 and 6.11 and Article IX, which shall survive such termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement. Upon any termination pursuant to Section 8.1(d), SCI shall pay to SCG all of the documented, out-of-pocket expenses incurred by SCG after the date hereof in connection with the transactions contemplated by this Agreement. Upon any termination pursuant to
Section 8.1(e), SCG shall pay to SCI all of the documented, out-of-pocket expenses incurred by SCI after the date hereof in connection with the transactions contemplated by this Agreement.

          SECTION 8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law; provided, however, this Agreement may not be amended in any material respect following the SCI Shareholders' Approval or SCG Shareholders' Approval.

          SECTION 8.4 WAIVER. At any time prior to the Merger Closing, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein except SCI Shareholders' Approval or the SCG Shareholders' Approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX
                     SURVIVAL AND REMEDY; INDEMNIFICATION

          SECTION 9.1 INDEMNIFICATION. Each party hereto agrees to indemnify (each an "Indemnifying Party") the other party hereto and each of such other party's affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties") against, and agrees to hold it and them harmless from, any and all liabilities, losses, costs, damages, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation) (collectively, "Losses") incurred or suffered by an Indemnified Party arising out of or in connection with any breach of, or inaccuracy in, (i) to the extent SCG is the Indemnifying Party, any of the representations and warranties or agreements of SCG under this Agreement and
(ii) to the extent SCI is the Indemnifying Party, the representations and warranties of the SCI set forth in Section 3.3 and Section 3.4(a) of this Agreement. In addition, SCG agrees to indemnify SCI and each of SCI's affiliates (other than SCG, but including, after the Merger Closing, the surviving corporation in the merger pursuant to Section 2.1) (SCI and such included affiliates being included within the terms "Indemnified Party" and "Indemnified Parties" as used in the other sections of this Article IX) against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by it or them arising out of or in connection with (X) any breach of, or inaccuracy in, any of the representations and warranties of SCI set forth in this Agreement other than those set forth in Section 3.3 or Section 3.4(a), (Y) any acts or omissions of either of the SCG Subsidiaries in their respective capacities as REIT Manager and Property Manager prior to the Merger Closing, but only to the extent that such breach, inaccuracy, act, or omission arises out of or results from the gross negligence, bad faith, or willful misconduct of either SCG Subsidiary or (Z) any income tax liabilities arising pursuant to Treasury Regulations section 1.1502-6 or any analogous provision.

          SECTION 9.2 LIMITATION OF INDEMNIFICATION. An Indemnified Party shall not be entitled to indemnification under this Article IX until the aggregate of all Losses with respect to which such Indemnified Party would otherwise be entitled to indemnification under this Article IX exceeds $250,000, in which event the Indemnified Party shall be entitled to all such Losses including such $250,000; provided, however, that none of the indemnification obligations hereunder (other than for Losses arising in connection with a breach of the representations and warranties set forth in Section 4.8 or under clause
(Z) of Section 9.1) shall exceed the Fair Market Value of the SCI Common Shares received by SCG pursuant to Section 2.1.

          SECTION 9.3 NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE. The Indemnified Party shall give prompt notice to the Indemnifying Party, in accordance with the terms of Section 10.1 and in the case of a tax inquiry in compliance with the terms of Section 6.14(e), of the assertion of any claim, or the commencement of any suit, action or proceeding by any party in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party may, at its own expense, (a) participate in and (b) upon notice to the Indemnified Party and upon the Indemnifying Party's written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 9.1 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (x) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party and (y) the Indemnifying Party shall thereafter consult with the Indemnified Party upon its reasonable request from time to time with respect to such claim, suit, action or proceeding; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if the Indemnified Party reasonably believes that representation of it by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interest between the Indemnified Party and any other party represented by such counsel in such proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     SECTION 9.4 SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any claim, suit, action or proceeding of the kind referred to in
Section 9.3 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. No party shall settle or compromise any such claim, suit, action or proceeding without the prior written consent of the other party, which shall not be unreasonably withheld.

          SECTION 9.5 FAILURE OF INDEMNIFYING PARTY TO ACT. In the event that the Indemnifying Party does not elect to assume the defense of any claim, suit, action or proceeding within a reasonable time of being notified by the Indemnified Party, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

          SECTION 9.6 SURVIVAL. The indemnification provided by this Article IX shall be a continuing right to indemnification and shall survive the closing of the transactions contemplated hereby and the expiration or termination of this Agreement (i) for a period of two years following the Merger Closing with respect to any indemnification not in connection with a breach of the representations and warranties set forth in Section 4.8 and (ii) until the expiration of the statute of limitations (as it may be extended) with respect to each tax year or period pertinent to the representations and warranties set forth in Section 4.8 with respect to any indemnification in connection with a breach thereof; and the Indemnified Party shall be entitled to bring an action thereon only if the Indemnified Party has given the Indemnifying Party written notice within such two-year period or statute-of-limitations period, as the case may be.

          SECTION 9.7 WAIVER OF COUNTERCLAIMS FOR INDEMNIFICATION. If and to the extent that SCG, by virtue of being an Indemnifying Party hereunder, would have a claim against any Indemnified Party for indemnification against Losses under the REIT Management Agreement or Property Management Agreement, SCG hereby waives and forever releases the Indemnified Parties from any such claim.

                                   ARTICLE X
                              GENERAL PROVISIONS

          SECTION 10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to SCI, to:

               Security Capital Industrial Trust
               14100 East 35th Place
               Aurora, Colorado  80011
               Attention:  K. Dane Brooksher
               Fax:  (303) 576-2600

               with copies to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603
               Attention:  Edward J. Schneidman
               Fax:  (312) 701-7711

               King & Spalding
               191 Peachtree Street N.E.
               Atlanta, Georgia  30303
               Attention:  Edward J. Hawie
               Fax:  (404) 572-5100

          (b)  If to SCG, to:

               Security Capital Group Incorporated
               125 Lincoln Avenue, Suite 300
               Santa Fe, New Mexico  87501
               Attention:  Jeffrey A. Klopf
               Fax:  (505) 988-8920

               with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603
               Attention:  Edward J. Schneidman
               Fax:  (312) 701-7711

     SECTION 10.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.3 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland (without giving effect to the provisions thereof relating to conflicts of law).

     SECTION 10.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.6 LIMITATION OF LIABILITY. Any obligation or liability whatsoever of SCI which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of SCI's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

     SECTION 10.7 NO PRESUMPTION AGAINST DRAFTER. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.


                           *     *     *     *     *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                         SECURITY CAPITAL INDUSTRIAL TRUST


                         By: /s/ K. Dane Brooksher
                             ---------------------------------------
                             K. Dane Brooksher
                             Co-Chairman and Chief Operating Officer



                         SECURITY CAPITAL GROUP INCORPORATED


                         By: /s/ Jeffrey A. Klopf
                             ---------------------------------------
                             Jeffrey A. Klopf
                             Senior Vice President